Exhibit 3.01

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

GOLD STANDARD, INC.

The Articles of Incorporation of Gold Standard, Inc., a Utah corporation (the “Corporation”) are hereby amended pursuant to the Section 16-10a-1066 of the Utah Code as follows:

1.

The name of the Corporation is Gold Standard, Inc.

2.

The Articles of Incorporation of the Corporation are hereby amended by deleting ARTICLE I and substituting the following in lieu thereof:

ARTICLE I – CORPORATE NAME

The name of the Corporation is Chang-On International, Inc.

3.

The foregoing amendment was adopted on March 29, 2007 at a meeting of the shareholders of the Corporation duly called and held.  On that date, there were 61,307,366 shares of the Corporation’s common stock issued and outstanding and entitled to vote on the amendment.  Holders of outstanding shares of common stock having 37,016,121 votes voted in favor of adoption of the amendment.    Holders of shares having 15,060 votes voted against the amendment.  Accordingly, the amendment was approved by sufficient vote of shares of the common stock issued and outstanding, and such approval was effective on March 29, 2007.

Dated the 29th day of March, 2007.

GOLD STANDARD, INC.

s/s Li Guomin

Li Guomin, Chief Executive Officer